UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2019

LIVEXLIVE MEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38249	98-0657263
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9200 Sunset Boulevard, Suite #1201

West Hollywood, CA 90069

(Address of principal executive offices) (Zip Code)

(310) 601-2500

(Registrant’s telephone number, including area code)

 n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Effective as of January 25, 2019, the Board of Directors (the “Board”) of LiveXLive Media, Inc. (the “Company”) elected Patrick Wachsberger as a director of the Company. The Board determined that Mr. Wachsberger is an “independent” director pursuant to the definition of independence under Rule 5605(a)(2) of the Nasdaq Listing Rules. The Board also appointed Mr. Wachsberger to the Compensation Committee of the Board.

Mr. Wachsberger currently serves as the founder and manager of Picture Perfect Entertainment LLC, a film and television production and distribution studio he founded in 2018. Prior to that, Mr. Wachsberger was serving as Co-Chairman of Lionsgate Films (Lionsgate Motion Picture Group), an American film production and film distribution studio (“Lionsgate”), joining in January 2012 when Lionsgate acquired Summit Entertainment, which he helped launch in 1993. Mr. Wachsberger has risen to become one of the leading international film executives in the world during his 30-year motion picture industry career. As Co-Chairman at Lionsgate, Mr. Wachsberger oversaw all aspects of Lionsgate’s feature film acquisition, production and distribution and was responsible for leading its motion picture business around the world. During his tenure, Lionsgate’s feature film slate generated nearly $10 billion at the global box office over the past five years, led by the critically-acclaimed breakout sensation Wonder, the global box office phenomenon La La Land, winner of six Academy Awards ®, double Oscar® winner Hacksaw Ridge, and the blockbuster Hunger Games, John Wick, and Now You See Me franchises. Other recent hits include The Hitman’s Bodyguard, The Big Sick (in partnership with Amazon Studios) and The Shack. Under Mr. Wachsberger’s leadership, Lionsgate built a global distribution infrastructure encompassing nearly 20 output deals in major territories, including the successful 50/50 joint venture of International Distribution Company in Latin America and Lionsgate’s successful self-distribution operations in the U.K. Lionsgate, while also continuing to grow its film business in China and India. Mr. Wachsberger was awarded in 2017 the prestigious honor of Chevalier des Arts et des Lettres (Knight in the Order of Arts and Letters), received CineEurope’s International Distributor of the Year award in 2018 and was named as a “Game Changer” at the 2016 Zurich Film Festival.

In consideration of Mr. Wachsberger’s agreement to join the Board, the Company approved the grant to him of 16,129 restricted stock units (the “RSUs”), which shall vest on November 29, 2019, subject to his continued service on the Board. The RSUs were issued under the Company’s 2016 Equity Incentive Plan (the “Plan”). Each RSU represents a contingent right to receive one share of the Company’s common stock or the cash value thereof. The Board, in its sole discretion, will determine in accordance with the terms and conditions of the Plan the form of payout of the RSUs (cash and/or stock). Mr. Wachsberger will also be entitled to participate in the annual compensation package the Company provides to its non-employee directors.

There is no arrangement or understanding between Mr. Wachsberger and any other persons pursuant to which Mr. Wachsberger was elected as a director of the Company. There are no family relationships between Mr. Wachsberger and any of the Company’s officers or directors. Other than as described herein, there are no other transactions to which the Company or any of its subsidiaries is a party in which Mr. Wachsberger has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On January 30, 2019, the Company issued a press release announcing Mr. Wachsberger’s election to the Board. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press release of the Company, dated January 30, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEXLIVE MEDIA, INC.

	By:	/s/ Robert S. Ellin
	Name:	Robert S. Ellin
Dated: January 30, 2019	Title:	Chief Executive Officer and Chairman of the Board of Directors

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